Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces There Will Be No October Cash Distribution

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News
Release

For Immediate Release

Austin, Texas September 28, 2016 — PACIFIC COAST OIL TRUST (NYSE—ROYT) (the “Trust”) a perpetual royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today that there will be no cash distribution to the holders of its units of beneficial interest of record on October 11, 2016. The Trust’s distribution calculation relates to net profits and overriding royalties generated during August 2016 as provided in the conveyance of net profits and overriding royalty interest.

The current month’s calculation for the Developed Properties resulted in a deficit of $237,000 of revenues less direct operating expenses and development costs.  The current month’s revenues were $2.2 million, lease operating expenses including property taxes were $2.5 million, and capital expenditures were $65,000.  Average realized prices for the Developed Properties were $33.26 per Boe in August ($38.97 per Boe excluding prior period adjustments as noted below), as compared to $36.79 per Boe in July. The net profits for the month of August resulted in a cumulative net profits deficit of $237,000 for the Developed Properties as compared to a cumulative net profits deficit of zero in July.

The current month’s calculations included $78,000 for the 7.5% overriding royalty on the Remaining Properties from Orcutt Diatomite and Orcutt Field. Average realized prices for the Remaining Properties were $52.14 per Boe in August ($37.20 per Boe excluding prior period adjustments as noted below), as compared to $36.59 per Boe in July. The cumulative net profits deficit on the Remaining Properties, including the 7.5% overriding royalty payments, decreased $24,000 and now totals $2.1 million.

The expected current month shortfall is $60,000, reflecting $88,000 for the monthly operating and services fee payable to PCEC and $50,000 Trust general and administrative expenses, partially offset by $78,000 in proceeds from the 7.5% overriding royalty on the Remaining Properties in August. The expected current month shortfall will be borrowed from PCEC in October 2016 and is expected to increase the cumulative borrowings from PCEC, including interest, to $1,098,000.

The Trustee periodically engages an independent oil and gas consulting firm to perform a detailed review of the computation of the amounts paid to the Trust. The consulting firm has concluded its review of payments relating to 2014, the Trustee and PCEC have concluded their reviews and discussions of the findings, and the resulting adjustments have been included in the current month’s calculation. The adjustments decreased the amount payable to the Trust from the Developed Properties by $199,000 and increased the amount payable from the Remaining Properties by $74,000, making the aggregate change to the Trust a negative $125,000. The adjustments increased the Overriding Royalty Interests by $35,000, which was used to reduce the amount that the Trust needed to borrow under the promissory note described below for August 2016.

PCEC has agreed to loan funds to the Trust necessary to pay such expenses at an interest rate of 8.5% per annum from February 25, 2016 to August 9, 2016 and 4% per annum from August 10, 2016 until maturity (March 31, 2018). PCEC previously provided the Trust with a $1 million letter of credit to be used by the Trust if its cash on hand (including available cash reserves) is not sufficient to pay ordinary course administrative expenses as they become due.  Any funds provided under the letter of credit or loaned by PCEC may only be used for the payment of current accounts or other obligations to trade creditors in connection with obtaining goods or services or for the payment of other accrued current liabilities arising in the ordinary course of the Trust’s business. No distribution will be made to Trust unitholders until the indebtedness borrowed, including interest thereon, has been paid in full.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the month of August 2016 (including prior period adjustments):

	Underlying Properties
	Sales Volumes	Average Price
	(Boe)	(per Boe)
Developed Properties (a)	66,756	$33.26
Remaining Properties (b)	26,500	$52.14

(a) Crude oil sales represented 96% of sales volumes

(b) Crude oil sales represented 100% of sales volumes

Status of the Trust

As oil and natural gas prices continue to be depressed and as we are unable to predict future commodity prices with any greater precision than the futures market, it appears likely that distributions to the Trust will continue to be significantly impacted.  The Trust Agreement provides that the Trust will terminate in the event that annual proceeds received by the Trust attributable to the Conveyed Interests (as defined in the Trust Agreement), in the aggregate, are less than $2 million for each of any two consecutive years.

Overview of Trust Structure

Pacific Coast Oil Trust is a perpetual Delaware statutory trust formed by PCEC to own interests in certain oil and gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits and royalty interests are described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”). As described in the Trust’s filings with the SEC, the amount of any periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 4, 2016, and if applicable, the Trust’s Quarterly Reports on Form 10-Q. The Trust’s Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q reports are available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1(512) 236-6555

919 Congress Avenue Austin, TX 78701